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                                                                    EXHIBIT 4.4


                              AMENDMENT TO BY-LAWS
                                       OF
                     BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

                                 APRIL 18, 2002

         WHEREAS, the By-laws of Boston Private Financial Holdings, Inc. (the "Company") as presently in effect prohibit any person from being eligible to be nominated for election or re-election as a Director on the Board of Directors if such person's age exceeds the age of seventy, and require each incumbent Director to resign as Director at or prior to the next annual meeting of Directors, occurring immediately following the annual meeting of stockholders after such Director has reached the age of seventy;

         WHEREAS, the Board of Directors of the Company finds that it is no longer in the best interests of the Company to impose an age limitation on persons eligible for nomination to or holding a Director position on the Board of Directors;

         NOW THEREFORE, the By-laws of the Company are hereby amended to delete the last paragraph of Article Second, Section 3, in its entirety.